Exhibit 99.1

JOINT FILING AGREEMENT

This Joint Filing Agreement is by and between Dror Berman and Innovation Endeavors II, L.P. (collectively, the “Filers”).

Each of the Filers may be required to file with the United States Securities and Exchange Commission a statement on Schedule 13G with respect to ordinary shares of Beamr Imaging Ltd. beneficially owned by them from time to time.

Pursuant to and in accordance with Rule 13(d)(1)(k) promulgated under the Securities Exchange Act of 1934, as amended, the Filers hereby agree to file a single statement on Schedule 13G (and any amendments thereto) on behalf of each of the Filers, and hereby further agree to file this Joint Filing Agreement as an exhibit to such statement, as required by such rule.

This Joint Filing Agreement may be terminated by any of the Filers upon seven days prior written notice or such lesser period of notice as the Filers may mutually agree.

Executed and delivered as of the date first above written.

Dated: February 15, 2024	/s/ Dror Berman
Dror Berman

Innovation Endeavors II, L.P.
By: Innovation Endeavors Partners II, LLC
its General Partner

	By:	/s/ Dror Berman
Dror Berman, Managing Member